STOCK PURCHASE AGREEMENT


      This Stock Purchase Agreement ("Agreement") is made as of November 30, 1997, by AQUAGENIX, INC., a Delaware corporation ("Buyer"), THOMAS TERRY, JR., an individual resident in New York (sometimes referred to hereinafter as "Terry" or "Seller").

                                    RECITALS

      Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of Lewis Tree Service, Inc., a New York corporation (the "Company"), for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

      The parties, intending to be legally bound, agree as follows:

      1.    DEFINITIONS

            For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

            "APPLICABLE CONTRACT"--any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

            "APPLICABLE PERCENTAGE"--as defined in Section 2.2.

            "BALANCE SHEET"--as defined in Section 3.4.

            "BEST EFFORTS"--the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such person of this Agreement and the Contemplated Transactions.

            "BREACH"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

            "BUYER"--as defined in the first paragraph of this Agreement.

            "CLOSING"--as defined in Section 2.3.

            "CLOSING DATE"--the date and time as of which the Closing actually takes place.

            "COMPANY"--as defined in the Recitals of this Agreement.

            "CONSENT"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

            "CONSULTING AGREEMENT"--as defined in Section 2.4(a)(iii).

            "CONTEMPLATED TRANSACTIONS"--all of the transactions contemplated by this Agreement, including:

            (a)   the sale of the Shares by Seller to Buyer;

            (b) the execution, delivery, and performance of the Lease, the Consulting Agreement, and the Registration Rights Agreement;

            (c) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement;

            (d) Buyer's acquisition and ownership of the Shares and exercise of control over the Company; and

            (e)   the issuance of the Securities to Seller.

            "CONTRACT"--any  agreement,   contract,   obligation,   promise,  or
undertaking (whether written or oral and whether express or implied) that is legally binding.

            "DAMAGES"--as defined in Section 10.2.

            "DISCLOSURE LETTER"--the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

            "EBITDA"--for   any  particular  period  shall  mean  the  Company's
earnings (determined in accordance with GAAP), before interest, taxes and depreciation and amortization, as adjusted to (a) exclude the amount of any increased expenses or reduced revenues (unless such reduction in revenues results from a course of action approved as in the best interests of the Company on a stand-alone basis by Seller or other members of the pre-Closing management of the Company in consultation with Buyer) incurred by the Company that the Company would not have incurred had Seller continued to operate the Company on a stand-alone basis consistent with past practice and (b) amounts representing corporate expenses of Buyer and other expenses which Buyer may incur on the Company's behalf provided such amounts are not in excess of the amounts which Company would have occurred on a stand-alone basis.

            "ENCUMBRANCE"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

            "ENVIRONMENT"--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

            "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES"--any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

            (a)  fines,  penalties,  judgments,  awards,  settlements,  legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

            (b) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

            (c) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

            The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., as amended ("CERCLA").

            "ENVIRONMENTAL LAW"--any Legal Requirement that requires or relates to:

            (a) advising or notifying appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

            (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

            (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

            (d)   protecting resources, species, or ecological amenities;

            (e) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

            (f) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

            (g) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

            "ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

            "ESCROW AGREEMENT"--as defined in Section 2.5.

            "FACILITIES"--any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.

            "FAIR MARKET VALUE"--THE AVERAGE OF (A) the average closing price of Buyer's Common Stock for the ten (10) trading days ending one (1) trading day prior to Closing, and (b) the average closing price of Buyer's Common Stock for the ten (10) trading days ending one (1) trading day prior to the date the Securities are issued to Seller, provided that such prices and Fair Market Value shall be proportionately and equitably adjusted to take into account the effect of any stock dividend, subdivision, split or similar event that occurs between
(i) the commencement of the measurement period described in clause (a) above and (ii) the date of any issuance or surrender of Securities pursuant to this Agreement.

            "GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(b) were prepared.

            "GOVERNMENTAL AUTHORIZATION"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

            "GOVERNMENTAL BODY"--any:

            (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

            (b)   federal,   state,   local,   municipal,   foreign,   or  other
government;

            (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

            (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

            "HAZARDOUS  ACTIVITY"--the   distribution,   generation,   handling,
importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, or from the Facilities or any part thereof into the Environment.

            "HAZARDOUS MATERIALS"--any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

            "IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

            "IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

            "KNOWLEDGE"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

            "LEASES"--as defined in Section 2.4(c)(iii).

            "LEGAL REQUIREMENT"--any existing or prior federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

            "OCCUPATIONAL SAFETY AND HEALTH LAW"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

            "ORDER"--any award, decision,  injunction,  judgment, order, ruling,
subpoena,  or  verdict  entered,   issued,  made,  or  rendered  by  any  court,
administrative agency, or other Governmental Body or by any arbitrator.

            "ORDINARY COURSE OF BUSINESS"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

            "ORGANIZATIONAL DOCUMENTS"--(a) the articles of incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (c) any amendment to any of the foregoing.

            "PERSON"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

            "PLAN"--as defined in Section 3.13.

            "PROCEEDING"--any action, arbitration, audit, hearing, known investigation, litigation, or suit (whether civil, criminal, or administrative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

            "REGISTRATION RIGHTS AGREEMENT"--as defined in Section 2.4(a)(v).

            "RELATED PERSON"--with respect to a particular individual:

            (a)   each other member of such individual's Family;

            (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

            (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

            (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

            With respect to a specified Person other than an individual:

            (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

            (b) any Person that holds a Material Interest in such specified Person;

            (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

            (d) any Person in which such specified Person holds a Material Interest; and

            (e) any Related Person of any individual described in clause (b) or (c).

            (f) For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least five (5%) percent of the outstanding voting power of a Person or equity securities or other equity interests representing at least five (5%) percent of the outstanding equity securities or equity interests in a Person.

            "RELEASE"--any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

            "REPRESENTATIVE"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

            "SECURITIES"--as defined in Section 2.5.

            "SECURITIES ACT"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

            "SELLER"--as defined in the first paragraph of this Agreement.

            "SHARES"--as defined in the Recitals of this Agreement.

            "SUBSIDIARY"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

            "TAX"--any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax- sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

            "TAX RETURN"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

            "THREAT OF RELEASE"--a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

            "THREATENED"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any written demand or statement has been made or any written notice has been given that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

      2.    SALE AND TRANSFER OF SHARES; CLOSING

            2.1   SHARES

                  Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller.

            2.2   PURCHASE PRICE

                  The purchase price (the "Purchase Price") for the Shares will be (a) Twenty-five Million ($25,000,000) Dollars plus (b) shares of Common Stock of Buyer having a Fair Market Value equal to the Applicable Percentage of the Company's EBITDA for the twelve (12) months ended October 31, 1998 ("Securities). The Applicable Percentage shall be as follows: (i) if EBITDA is less than $4,500,000, the Applicable Percentage shall be twenty-five (25%) percent, (ii) if EBITDA is at least $4,500,000 but less than $5,250,000, the Applicable Percentage shall be forty (40%) percent, (iii) if EBITDA is at least $5,250,000 but less than $6,000,000, the Applicable Percentage shall be fifty (50%) percent, and (iv) if EBITDA is at least $6,000,000, the Applicable Percentage shall be sixty (60%) percent.

      Within sixty (60) calendar days after October 31, 1998, Buyer shall cause its independent auditing firm to deliver to the Seller a report of EBITDA of the Company for the twelve (12) month period then ended.

      The Buyer shall provide to the Seller, its accountants and advisors full access to its books, records, employees involved in the Company's operations, as well as all of the Company's employees and personnel of the Buyer having knowledge of the Company's operations, and all such persons shall cooperate with the Seller, and the Seller shall cooperate with the Buyer in preparing the EBITDA report or investigating the basis of any dispute in connection therewith.

      The Seller shall have a period of thirty (30) days after the delivery of the EBITDA certificate, to present in writing to Buyer, any objections that the Seller may have to any of the matters set forth in such certificate, which objections shall be set forth in reasonable detail. If no objections are raised within such thirty (30) day period, the certificate shall be deemed accepted and approved by the Seller. If the Seller raises any objections within the thirty
(30) day period, the parties shall attempt to resolve the matter or matters in dispute. If such dispute cannot be resolved, within a further period of twenty
(20) days, the parties shall submit the dispute to Deloitte & Touche LLP, or its successor (or KPMG Peat Marwick LLP, if Deloitte & Touche LLP or its successor is then the independent auditor for Buyer), which firm shall make a final and binding determination as to such matter or matters in dispute. Each party shall bear its own costs; provided, however, that the arbitrating accountant's costs, fees and expenses shall be shared equally by both parties.

      The Securities shall be delivered within five (5) business days after determination of the EBITDA.

            2.3   CLOSING

                  The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Buyer's counsel at 200 East Las Olas Boulevard, Suite 1900, Fort Lauderdale, Florida 33301, at 10:00 a.m. (local time) on the later of (i) January 31, 1998; (ii) March 31, 1998, if the termination date of this Agreement is extended by Buyer pursuant to Section 9.1(d); or (iii) at such other time and place as the parties may agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

            2.4   CLOSING OBLIGATIONS

                  At the Closing:

                  (a)   Seller will deliver to Buyer:

                        (i)   certificates   representing   the   Shares,   duly
endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;

                        (ii) a consulting agreement in the form of Exhibit 2.4(a)(ii), executed by Seller ("Consulting Agreement");

                        (iii) the leases (the "Leases") in the form of Exhibit 2.4(a)(iii), executed by Seller;

                        (iv) a certificate executed by Seller representing and warranting to Buyer that each of Seller's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date(giving full effect to any supplements to the Disclosure Letter that were delivered by Seller to Buyer prior to the Closing Date in accordance with Section 5.5); and

                        (v) a registration rights agreement (the "Registration Rights Agreement") in the form of Exhibit 2.4(a)(v);

                  (b)   Buyer will deliver to Seller:

                        (i) Twenty-five Million ($25,000,000) Dollars by wire transfer of immediately available funds to the account specified by Seller less any amounts paid to Seller under the Escrow Agreement;

                        (ii) a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;

                        (iii) the Consulting Agreement, executed by Buyer;

                        (iv)  the Leases executed by Buyer; and

                        (v)   the  Registration  Rights  Agreement  executed  by
                              Buyer.

            2.5   ESCROW AGREEMENT

                  On the date of this Agreement, Buyer and Seller have executed an amended and restated escrow agreement (the "Escrow Agreement") with Harris Beach and Wilcox, LLP, as escrow agent ("Escrow Agent"), to provide, among other things, for the disposition of the amount previously deposited by Buyer in escrow in the event of the Closing or termination of this Agreement.

            2.6   NO SECTION 338 ELECTION

                  Neither Buyer nor the Company shall make any election or deemed election under Section 338 of the Code or, without the consent of Seller, under Section 338(h)(10) of the Code with respect to the Contemplated Transactions. Buyer and Sellers agree that, for all tax purposes, neither shall treat the Contemplated Transactions as anything other than a sale by Seller to Buyer of all issued and outstanding capital stock of the Company.

      3.    REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller represents and warrants to Buyer as follows, except as set forth in the Disclosure Letter:

            3.1   ORGANIZATION AND GOOD STANDING

                  (a) The  Company  is a  corporation  duly  organized,  validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. As set forth on Part 3.1 of the Disclosure Schedule, the Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which to Seller's Knowledge, the failure to be so qualified (individually or in the aggregate) is likely to have a material adverse effect on the Company.

                  (b)   Seller   has   delivered   to   Buyer   copies   of  the
Organizational Documents of the Company, as currently in effect.

            3.2   AUTHORITY; NO CONFLICT

                  (a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller of the Employment and Consulting Agreements, (the "Seller's Closing Documents"), the Seller's Closing Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Seller's Closing Documents and to perform its obligations under this Agreement and the Seller's Closing Documents.

                  (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                        (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

                        (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or Seller, or any of the assets owned or used by the Company, may be subject;

                        (iii) Seller's Knowledge, after giving of appropriate notices and making of appropriate filings, contravene, conflict with, or result in a violation of any of the terms or requirements of, or cause any Governmental Body to revoke, withdraw, suspend, cancel, terminate, or modify, any material Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

                        (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract required to be listed in Part 3.17(a) of the Disclosure Letter; or

                        (v) result in any material respect in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

                        Seller is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                  (c) The Seller is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act. The Seller is acquiring the Buyer's common stock for his own account and not with a view to distribution within the meaning of Section 2(11) (the Securities Act). Seller acknowledges that the certificates representing the Securities acquired pursuant to this Agreement shall bear the following restrictive legend:

      THE SECURITIES REPRESENTED BY THE CERTIFICATE (THE "SHARES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED WITHOUT ONE OF THE FOLLOWING: (i) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT, OR (ii) AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION, THAT SUCH REGISTRATION IS NOT REQUIRED AS TO SAID SALE, OFFER OR DISTRIBUTION.

            3.3   CAPITALIZATION

                  The authorized equity securities of the Company consist of one thousand (1,000) shares of common stock, no par value per share, of which two hundred (200) shares are issued and outstanding and constitute the Shares. Seller is and will be on the Closing Date the record and beneficial owner and holder of all of the Shares, free and clear of all Encumbrances. All of the outstanding securities of the Company are free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable (except pursuant to Section 630 of the New

York Business Corporation Law). There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

            3.4   FINANCIAL STATEMENTS

                  Seller has delivered to Buyer: (i) an audited balance sheet of the Company as at the last Saturday in October, 1994, 1995 and 1996, and the related statements of income, changes in stockholders' equity, and cash flow for the fiscal years then ended, together with the report thereon of Arthur Anderson, LLP, independent certified public accountants and (b) an unaudited balance sheet of the Company as at October 25, 1997, "the Unaudited 1997 Balance Sheet") and the related statements of income, changes in stockholders equity and cash flow for the fiscal year then ended. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of the 1997 Unaudited Balance Sheet and related financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material adverse), adjustments to tax accounts (which may be materially adverse), and the absence of notes. On or before December 10, 1997, Seller will deliver to Buyer an audited balance sheet of the Company as at October 25, 1997 (including the notes thereto, the "Balance Sheet"), and the related statements of income, changes in stockholders equity and cash flow for the fiscal year then ended. Such financial statements and notes will fairly present the financial condition and the results of operations, changes in stockholders equity and cash flow of the Company as at October 25, 1997 and for the fiscal year then ended in accordance with GAAP. The financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company.

            3.5   BOOKS AND RECORDS

                  The books of account, minute books, stock record books, and other records of the Company, which have been made available to Buyer, and have been maintained in accordance with sound business practices. The minute book of the Company contains accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of the Company, and no meeting of any stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute book. At the Closing, all of those books and records will be in the possession of the Company.

            3.6   TITLE TO PROPERTIES; ENCUMBRANCES

                  Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company, except leasehold interests for which the Company pays rent less than $12,000 per year, the termination of which would not materially adversely affect the Company. The Company owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own located in the facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Balance Sheet (except for assets held under capitalized leases disclosed in Part 3.6 of the Disclosure Letter and personal property used or sold since the date of the Balance Sheet, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and used or sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice). All material properties and assets reflected in the Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests securing liabilities or obligations shown on the Balance Sheet with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Balance Sheet, (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property, (i) minor Encumbrances, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by the Company lie wholly within the boundaries of the real property owned by the Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

            3.7   CONDITION AND SUFFICIENCY OF ASSETS

                  The buildings, plants, structures, and material pieces of equipment of the Company are structurally sound, are generally in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing.

            3.8   ACCOUNTS RECEIVABLE

                  All accounts receivable of the Company that are reflected on the Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date collectible net of the respective reserves shown on the Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging).

            3.9   INVENTORY

                  All inventory of the Company, whether or not reflected in the Balance Sheet consists of a quality and quantity usable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. The quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of the Company.

            3.10  NO UNDISCLOSED LIABILITIES

                  Except as set forth in Part 3.10 of the Disclosure Letter, to Seller's Knowledge the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) that are of the type required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP or described in the notes thereto, except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the date thereof.

            3.11  TAXES

                  (a) The Company has filed or caused to be filed (on a timely basis) all Tax Returns that are or were required to be filed by or with respect to it, pursuant to applicable Legal Requirements or has properly extended the time for filing such Tax Returns. Seller has delivered to Buyer copies of, and
Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns relating to income or franchise taxes filed since December 31, 1995. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller or the Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet.

                  (b) The United States federal income Tax Returns of the Company have been audited by the IRS or are closed by the applicable statute of limitations for all taxable years through October 26, 1996. Part 3.11 of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns since December 31, 1992, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.11 of the Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by the Company for all taxable years since December 31, 1992, and the resulting deficiencies proposed by the IRS. Except as described in Part 3.11 of the Disclosure Letter, neither Seller nor the Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

                  (c) The charges, accruals, and reserves with respect to Taxes on the books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company's liability for Taxes. To Seller's Knowledge, there exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet or in Part 3.11 of the Disclosure Letter. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

                  (d) All Tax Returns filed by the Company are true, correct, and complete in all material respects. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.

            3.12  NO MATERIAL ADVERSE CHANGE

                  Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company.

            3.13  EMPLOYEE BENEFITS

                  (a) As used in this Section 3.13, the following terms have the meanings set forth below.

                  "COMPANY MULTI-EMPLOYER PLAN" means all Multi-Employer Plans to which the Company contributes or has contributed since December 31, 1992, or in which the Company otherwise participates or has participated since December 31, 1992.

                  "COMPANY OTHER BENEFIT OBLIGATION" means an Other Benefit Obligation owed, adopted, or followed by the Company.

                  "COMPANY PLAN" means all Plans (other than Multi-Employer Plans) of which the Company is or was a Plan Sponsor, or to which the Company otherwise contributes or has contributed,or in which the Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

                  "MULTI-EMPLOYER PLAN" has the meaning given in ERISA ss. 3(37)(A).

                  "OTHER BENEFIT OBLIGATIONS" means all obligations to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC ss. 132.

                  "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

                  "PENSION PLAN" has the meaning given in ERISA ss. 3(2)(A).

                  "PLAN" has the meaning given in ERISA ss. 3(3).

                  "PLAN SPONSOR" has the meaning given in ERISA ss. 3(16)(B).

                  "QUALIFIED PLAN" means any Plan that meets or purports to meet the requirements of IRC ss. 401(a).

                  "WELFARE PLAN" has the meaning given in ERISA ss. 3(1).

                  (b) The Disclosure Letter contains a complete and accurate list of all Company Plans, Company Multi-Employer Plans, and the Company Other Benefit Obligations, and identifies as such all Company Plans that are Qualified

Plans. No Company Plan is a defined benefit Pension Plan. Except for Company Multi-Employer Plans, the Company has not, since December 31, 1992, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Plan otherwise subject to Title IV or ERISA, 29 U.S.C. ss. 1301 et seq. There is no voluntary employee's beneficiary association under IRC ss. 501(c)(9) whose members include employees of the Company. There is no other person, firm or entity that, together with the Company, would be treated as a single employer under IRC ss. 414.

                  (c) Seller has made available to Buyer, or will make available to Buyer by December 10, 1997:

                        (i) all documents that set forth the terms of each Company Plan or Company Other Benefit Obligation, and of any related trust, including (A) all plan descriptions and summary plan descriptions of Company
Plans for which Seller or the Company is required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans and Company Other Benefit Obligations for which a plan description or summary plan description is not required;

                        (ii) all personnel, payroll, and employment manuals and policies;

                        (iii) all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by the Company;

                        (iv) all insurance policies purchased by or to provide benefits under any Company Plan;

                        (v) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan or Company Other Benefit Obligation;

                        (vi) all reports submitted since December 31, 1994 by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan or Company Other Benefit Obligation;

                        (vii) all Forms 5500 filed since December 31, 1994 with respect to each Company Plan, including all schedules thereto and any required opinions of independent accountants;

                        (viii)all notices that were given by the IRS, the PBGC, or the Department of Labor to the Company or any Company Plan since December 31, 1994; and

                        (ix) the most recent IRS determination letter for each Plan of the Company that is a Qualified Plan.

                  (d) The Company has performed all of its obligations under all Company Plans and Company Other Benefit Obligations except for possible noncompliance that is not likely, individually or in the aggregate, to have a material adverse effect on the Company. The Company has made appropriate entries in its financial records and statements for all obligations and liabilities under such Plans and Obligations that have accrued but are not due.

                  (e) The Company, with respect to all Company Plans, and Company Other Benefit Obligations, is, and each Company Plan and Company Other Benefit Obligation is in full compliance with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 3.13, except for possible noncompliance that is not likely, individually or in the aggregate, to have a material adverse effect on the Company.

                  (f) No transaction prohibited by ERISA ss. 406 and no "prohibited transaction" under IRC ss. 4975(c) has occurred with respect to any Company Plan.

                  (g) Neither the Company nor Seller has any liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

                  (h) Except for possible liabilities that are not likely, individually, or in the aggregate, to have a material adverse effect on the Company, the Company has no liability to the PBGC or to the IRS (including any liability imposed by Chapter 43 of the IRS) with respect to any Plan and has no liability under ERISA ss. 502.

                  (i) All filings required by ERISA and the IRC as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided, except for possible omitted or delayed filings, notices and disclosures that are not likely, individually or in the aggregate, to have a material adverse effect on the Company.

                  (j) All contributions and payments made or accrued with respect to all Company Plans, and Company Other Benefit Obligations are deductible under IRC ss. 162 or ss. 404. No amount, or any asset of any Company Plan, is subject to tax as unrelated business taxable income.

                  (k) Since December 31, 1996, there has been no establishment or amendment of any Company Plan or Company Other Benefit Obligation.

                  (l) Since December 31, 1995, no event has occurred or circumstances exists that could result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

                  (m) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving any Company Plan or Company Other Benefit Obligation is pending or, to Seller's knowledge, is Threatened.

                  (n) Each Qualified Plan of the Company is qualified in form and operation under IRC ss. 401(a); each trust for each such Plan is exempt from federal income tax under IRC ss. 501(a). No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

                  (o) The Company has not withdrawn from any Multi-Employer Plan with respect to which there is any outstanding liability as of the date of this Agreement. To Seller's Knowledge, no event has occurred or circumstances exists that presents a risk of the occurrence of any withdrawal from, or the participation, termination, reorganization, or insolvency of, any Company Multi-Employer Plan that could result in any liability of either the Company or Buyer to a Company Multi-Employer Plan.

                  (p) The Company has not received notice from any Company Multi-Employer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such Plan intends to terminate or has terminated.

                  (q) Except to the extent required under ERISA ss. 601 et seq. and IRC ss. 4980B, the Company does not provide health or welfare benefits for any retired or former employee and is not obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

                  (r) Seller and the Company have complied with the provisions of ERISA ss. 601 et seq. and IRC ss. 4980B.

                  (s) No payment that is owed or may become due to any director, officer, employee, or agent of the Company will be non-deductible to the Company or subject to tax under IRC ss. 280G or ss. 4999; nor will the Company be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

            3.14  COMPLIANCE    WITH    LEGAL     REQUIREMENTS;     GOVERNMENTAL
                  AUTHORIZATIONS

                  (a)   Except  as set  forth  in Part  3.14  of the  Disclosure
Letter:

                        (i) the Company is in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets except for possible non-compliance that is not likely, individually or in the aggregate, to have a material adverse effect on the Company;

                        (ii) the Company has not received, at any time since November 1, 1996 any written notice or other communication from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement.

                  (b) The Company has in effect all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets, except for Governmental Authorizations the absence of which is not likely, individually or in the aggregate, to have a material adverse effect on the Company. The Company is in compliance with all of the terms and requirements of each such Governmental Authorization, except for possible non-compliance that is not likely, individually or in the aggregate, to have a material adverse effect on the Company. The Company has not received, at any time since November 1, 1996, any written notice from any Governmental Body or any other Person regarding (a) any violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization.

            3.15  LEGAL PROCEEDINGS; ORDERS

                  (a) Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding that has been commenced by or against the
Company:

                        (i) that if resolved adversely to the Company would have, individually or in the aggregate, a material adverse affect on the business or operations or financial condition of, or any of the assets owned or used by, the Company, or

                        (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

                              To the Knowledge of Seller no such Proceeding has
been Threatened.

                  (b)   Except  as set  forth  in Part  3.15  of the  Disclosure
Letter:

                        (i) there is no Order to which the Company, or any of the assets owned or used by the Company, is subject;

                        (ii) Seller is not subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and

                        (iii) to Seller's Knowledge, no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

                  (c)   Except  as set  forth  in Part  3.15  of the  Disclosure
Letter:

                        (i) the Company is in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                        (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

                        (iii) the Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

            3.16  ABSENCE OF CERTAIN CHANGES AND EVENTS

                  Except as set forth in Part 3.16 of the Disclosure Letter, between the date of the Balance Sheet and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

                  (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                  (b)   amendment  to  the   Organizational   Documents  of  the
Company;

                  (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

                  (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

                  (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

                  (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, loan or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $100,000;

                  (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company;

                  (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $25,000;

                  (i) material change in the accounting methods used by the Company; or

                  (j) binding agreement, whether oral or written, by the Company to do any of the foregoing.

            3.17  CONTRACTS; NO DEFAULTS

                  (a)   Part  3.17(a)  of  the  Disclosure   Letter  contains  a
complete and accurate list as of the date of this Agreement, and Seller has delivered to Buyer true and complete copies, of:

                        (i) each Applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $500,000;

                        (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $250,000;

                        (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $250,000;

                        (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except real property leases for which the Company pays rent less than $12,000 per year, the termination of which would not materially adversely affect the Company and personal property leases, licenses and installment and conditional sales agreements having a value per item or aggregate payments of less than $250,000 and with remaining payments of less than $100,000);

                        (v) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

                        (vi)  each  joint   venture,   partnership,   and  other
Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

                        (vii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or Seller or limit the freedom of the Company or Seller to engage in any line of business or to compete with any Person;

                        (viii)each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                        (ix) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

                        (x) each Applicable Contract for capital expenditures in excess of $250,000;

                        (xi) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

                        (xii) each  amendment,   supplement,   and  modification
(whether oral or written) in respect of any of the foregoing.

                  (b)   Except as set forth in Part  3.17(b)  of the  Disclosure
Letter:

                        (i) Seller (and no Related Person of Seller) has not or may not acquire any rights under, and Seller has not or may not become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and

                        (ii) to Seller's Knowledge, no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

                  (c) Except as set forth in Part 3.17(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

                  (d)   Except as set forth in Part  3.17(d)  of the  Disclosure
Letter:

                        (i) the Company is in compliance with all applicable terms and requirements of each Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound except for possible non-compliance that is not likely, individually or in the aggregate, to have a material adverse effect on the Company;

                        (ii) to Seller's Knowledge, each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is in full compliance with all applicable terms and requirements of such Contract except for possible non-compliance that is not likely, individually or in the aggregate, to have a material adverse effect on the Company;

                        (iii) to Seller's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Applicable Contract; and

                        (iv) since November 1, 1996, the Company has not given to or received from any other Person any written notice or other communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

                  (e) The Contracts relating to the sale or provision of products or services by the Company have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in material Violation of any Legal Requirement.

            3.18  INSURANCE

                  (a)   Seller has delivered to Buyer:

                        (i) true and complete copies of all policies of insurance (or binders if policies are not available) to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the three (3) years preceding the date of this Agreement; and

                        (ii)  true   and   complete   copies   of  all   pending
applications for policies of insurance.

                  (b) Part 3.18(b) of the Disclosure Letter describes any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;

                  (c) Part 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the three (3) preceding policy years:

                        (i) a summary of the loss experience under each policy;

                        (ii)  a  statement   describing   each  claim  under  an
insurance policy for an amount in excess of $100,000, which sets forth:

                              (A)   the name of the claimant;

                              (B)   a  description  of  the  policy  by insurer,
type of insurance, and period of coverage; and

                              (C)  the  amount  and a brief  description  of the
claim; and

                        (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

                  (d)   Except as set forth on Part  3.18(d)  of the  Disclosure
Letter:

                        (i) All policies to which the Company is a party or that provide coverage to either Seller, the Company, or any director or officer of the Company:

                              (A)   are valid, outstanding, and enforceable;

                              (B)   are sufficient for compliance with all Legal
Requirements and Contracts to which the Company is a party or by which the Company is bound;

                              (C)   will  continue  in  full  force  and  effect
following the consummation of the Contemplated Transactions; and

                              (D)   do not provide for any retrospective premium
adjustment or other experienced-based liability on the part of the Company.

                        (ii) Neither Seller nor the Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                        (iii) The Company has paid all premiums due, and has otherwise performed all of its respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.

                        (iv) The Company has given notice to the insurer of all material claims currently pending against the Company that may be insured thereby.

            3.19  INTENTIONALLY LEFT BLANK

            3.20  EMPLOYEES

                  (a)   Part 3.20 of the Disclosure  Letter  contains a complete
and accurate list as of November 24, 1997 of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: employer; name; job title; employment classification; current compensation paid or payable and any change in compensation since December 31, 1996; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.

                  (b) Seller is not, and to Seller's Knowledge, no employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Seller or the Company by any such employee or director.

                  (c) Part 3.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

            3.21  LABOR RELATIONS; COMPLIANCE

                  The Company is not a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and to Seller's Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises that, if resolved adversely to the Company, would have a material adverse effect on the business, operations or financial condition of the Company, or (c) any application for certification of a collective bargaining agent. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing except for possible noncompliance that is not likely, individually or in the aggregate, to have a material adverse effect on the Company. The Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

            3.22  INTELLECTUAL PROPERTY

                  The Company owns, or is validly licensed or otherwise has the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, blue prints, and other proprietary intellectual property rights (collectively, "Intellectual Property Rights") that are material to the conduct of the business of the Company. No claims are pending or, to Seller's Knowledge, Threatened that the Company is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property Right. To Seller's Knowledge, no Person is infringing the rights of the company with respect to any Intellectual Property Right.

            3.23  CERTAIN PAYMENTS

                  Neither the Company nor Seller, nor to Seller's Knowledge, any director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or
(iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

            3.24  DISCLOSURE

                  (a) No representation or warranty of Seller in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                  (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

            3.25  RELATIONSHIPS WITH RELATED PERSONS

                  Except as disclosed on Part 3.25 of the Disclosure Letter, neither Seller nor any Related Person of Seller has had any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's business. Neither Seller nor any Related Person of Seller is or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company; or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company. Except as set forth in Part 3.25 of the Disclosure Letter, neither Seller nor any Related Person of Seller is a party to any Contract with, or has any claim or right against, the Company.

            3.26  BROKERS OR FINDERS

                  Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Buyer harmless from any such payment alleged to be due by or through Seller as a result of the action of Seller or its officers or agents..

            4.    REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer represents and warrants to Seller as follows:

            4.1   ORGANIZATION AND GOOD STANDING

                  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

            4.2   AUTHORITY; NO CONFLICT

                  (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Consulting Agreement, the Leases, and the Registration Rights Agreement (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents. The execution and delivery of this Agreement and Buyer's Closing Agreements and the consummation and performance of the contemplated Transactions have been duly authorized by all necessary corporate action on the part of the Buyer.

                  (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                        (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Buyer, or
(B) any resolution adopted by the board of directors or the stockholders of the Buyer;

                        (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Buyer, or any of the assets owned or used by the Buyer, may be subject;

                        (iii) to Seller's Knowledge, after giving of appropriate notices and making of appropriate filings, contravene, conflict with, or result in a violation of any of the terms or requirements of, or cause any Governmental Body to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Buyer;

                        (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any material agreement required to be filed as an exhibit to Buyer's SEC Reports pursuant to Item 601(b)(10) of Regulation S-K (17 C.F.R. ss. 229.601(b)(1)); or

                        (v) result in any material respect in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Buyer.


            4.3   INVESTMENT INTENT

                  Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

            4.4   CERTAIN PROCEEDINGS

                  There is no pending Proceeding that has been commenced against
Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

            4.5   BROKERS OR FINDERS

                  Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

            4.6   DUE AUTHORIZATION

                  The Securities to be issued to Buyer, when and if issued will be duly authorized and validly issued fully paid and nonassessable, free and clear of any Encumbrances, except the legend contained in Section 3.2 hereof.

            4.7   SEC REPORT

                  Buyer has made available to Seller, true, correct and complete copies all Buyer's periodic reports with the Securities and Exchange Commission since December 31, 1995 ("Buyer's SEC Reports"). Each of the Buyer's SEC Reports complies in form and content in all material respects to applicable legal requirements, contains no misstatement of a material fact and does not omit to state facts necessary to make the statements therein in light of the circumstance under which they were made, not materially misleading.

      5.    COVENANTS OF SELLER PRIOR TO CLOSING DATE

            5.1   ACCESS AND INVESTIGATION

                  Between the date of this Agreement and the Closing Date, Seller will, and will cause the Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to the Company's personnel, properties, contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request. On or before December 10, 1997, Seller will deliver to Buyer true and complete copies of each Applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value between $250,000 and $500,000.

            5.2   OPERATION OF THE BUSINESS OF THE COMPANY

                  Between the date of this Agreement and the Closing Date, Seller will, and will cause the Company to:

                  (a) conduct the business and operations of the Company only in the Ordinary Course of Business;

                  (b) use its Best Efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;

                  (c) confer with Buyer concerning operational matters of a material nature;

                  (d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Company;

                  (e)   not engage in any extraordinary transactions;

                  (f)   not make any dividends or distributions;

                  (g) not issue any indebtedness, except in the Ordinary Course of Business;

                  (h)   not amend the Organizational Documents of the Company;

                  (i) not to make any payment or increase by the Company of any bonuses, salaries or other compensation to any stockholder, director, officer except in the Ordinary Course of Business and bonuses scheduled to be paid on December 18, 1997 in the aggregate amount of $306,665.31 (provided that any increase in the compensation of Seller or any member of the family of Seller shall not be deemed to be in the ordinary course of business);

                  (j) not adopt or increase the payments due or benefits under any profit sharing, bonus, deferred compensation, saving, insurance, pension, retirement or employee benefit for Seller or any Related Person of Seller.

            5.3   INTENTIONALLY LEFT BLANK

            5.4   REQUIRED APPROVALS

                  As promptly as practicable after the date of this Agreement, Seller will, and will cause the Company to, make all filings required by Legal
Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Seller will, and will cause the Company to, cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions.

            5.5   NOTIFICATION

                  Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller or the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller's representations and warranties as of the date of this Agreement, or if Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this
Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

            5.7   NO NEGOTIATION

                  Until such time, if any, as this Agreement is terminated pursuant to Section 9, Seller will not, and will cause the Company and each of their Representatives not to, directly or indirectly solicit, initiate, encourage or accept any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets other than in the Ordinary Course of Business relating to the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company. Seller shall promptly notify Buyer if it or the Company should receive any such inquiries or proposals.

            5.8   BEST EFFORTS

                  Between the date of this Agreement and the Closing Date, Seller will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

      6.    COVENANTS OF BUYER PRIOR TO CLOSING DATE

            6.1   APPROVALS OF GOVERNMENTAL BODIES

                  As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the Contemplated Transactions; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

            6.2   BEST EFFORTS

                  Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

            6.3   NOTIFICATION

                  Between the date of this Agreement and the Closing Date, Buyer will promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any of Buyer's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

      7.    CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

            Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

            7.1   ACCURACY OF REPRESENTATIONS

                  All of Seller's representations and warranties in this Agreement (considered collectively), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

            7.2   SELLER'S PERFORMANCE

                  (a) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), must have been duly performed and complied with in all material respects.

            7.3   CONSENTS

                  Either The Chase Manhattan Bank shall have agreed to continue the credit facility currently provided to the Company or such credit facility shall have been repaid by Buyer.

            7.4   ADDITIONAL DOCUMENTS

                  Each of the following  documents  must have been  delivered to
Buyer:

                  (a) an opinion of Harris, Beach & Wilcox, dated the Closing Date, in the form of Exhibit 7.4(a);

                  (b)   the Employment Agreements, set forth in Exhibit 7.4(c);

                  (c)   the Leases and the Registration Rights Agreement; and

                  (d) such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in
Section 8.4(a), (ii) evidencing the accuracy of any of Seller's representations and warranties, (iii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by such Seller, (iv) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

            7.5   NO PROCEEDINGS

                  There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Seller to Buyer or the Contemplated Transaction, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

            7.6   NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS

                  There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Company, or
(b) is entitled to all or any portion of the Purchase Price payable for the Shares.

            7.7   FINANCING

                  Buyer shall have consummated a financing with proceeds of at least Twenty-Five Million Dollars ($25,000,000).

            7.8   NO PROHIBITION

                  There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

            7.9   NO MATERIAL ADVERSE CHANGE

                  There has been no material adverse change in the properties, assets, business, financial condition or prospects of the Company since the date of this Agreement.

      8.    CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

            Seller's obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

            8.1   ACCURACY OF REPRESENTATIONS

                  All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

            8.2   BUYER'S PERFORMANCE

                  (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

                  (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the cash payment required to be made by Buyer pursuant to Sections 2.4(b)(i).

            8.3   FINANCIAL CONDITION OF COMPANY

                  Either The Chase Manhattan Bank shall have agreed to continue the credit facility currently provided to the Company or such credit facility shall have been repaid by Buyer. The terms of the financing obtained by Buyer pursuant to this section and Section 7.7 shall not adversely affect the financial condition of the Company (taking into account any liabilities guaranteed by the Company, collateralized by assets of the Company, or for which the Company otherwise becomes liable).

            8.4   ADDITIONAL DOCUMENTS

                  Buyer must have caused the following documents to be delivered to Seller:

                  (a) an opinion of Atlas, Pearlman, Trop & Borkson, dated the Closing Date, in the form of Exhibit 8.4(a); and

                  (b) such other documents as Seller may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 7.4(a), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (ii) evidencing the satisfaction of any condition referred to in this Section 8, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

            8.5   NO INJUNCTION

                  There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Seller to Buyer or the Contemplated Transactions, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

      9.    TERMINATION

            9.1   TERMINATION EVENTS

                  This Agreement may, by notice given prior to or at the Closing, be terminated:

                  (a) by either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

                  (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in
Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement) and Seller have not waived such condition on or before the Closing Date;

                  (c)   by mutual consent of Buyer and Seller;

                  (d) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before January 31, 1998, provided, however, Buyer may elect to extend the termination date to March 31, 1998 by complying with the terms and conditions of the Escrow Agreement;

                  (e) by Buyer, not later than five (5) business days after Buyer receives the Balance Sheet, if the Balance Sheet and the related statements of income, changes in stockholders equity and cash flow differ materially and adversely from the Unaudited 1997 Balance Sheet and the related statements of income, changes in stockholders equity and cash flow.

            9.2   EFFECT OF TERMINATION

                  Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the willful Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's willful failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

      10.   INDEMNIFICATION; REMEDIES

            10.1  SURVIVAL

                  Subject to Section 10.3, all representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to
Section 2.4(a)(v), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

            10.2  INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER

                  Seller will indemnify and hold harmless Buyer, the Company, and its respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                  (a) any Breach of any representation or warranty made by Seller in this Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Seller pursuant to this Agreement;

                  (b) any Breach by Seller of any covenant or obligation of such Seller in this Agreement; or

                  (c) any Environmental, Health and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation or condition at any time on or prior to the Closing Date of any real properties in which the Company has or had an interest, or (B) any Hazardous Materials that were present on, at, in or under such properties at any time on or prior to the Closing Date; or (ii)
(A) any Hazardous Materials, wherever located, that were generated, transported, stored, treated, disposed of, released, or otherwise handled by the Company at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were conducted by the Company at time on or prior to the Closing Date; provided that Buyer shall permit Seller to assume control of the remediation of any condition for which Seller is responsible under this Section 10.2(c), and no such remediation or indemnification with respect to a matter shall be required unless the Company or Buyer has received, without solicitation, an order or written notice from (a) any Governmental Body, or (b) any other Person asserting or threatening a claim, of any violation or failure to comply with any Environmental Law, or of any obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities;

                  (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions; or

                  (e) the claim of Reginald and Karen Rogan against the Company described in Part 3.15 of the Disclosure Letter, but only to the extent Damages resulting from such claim exceed $250,000.

            10.3  INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

                  Buyer will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

            10.4  TIME LIMITATIONS

                  If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3, 3.11, and 3.20, unless on or before twenty-four (24) months from the date of Closing Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Section 3.20, may be made within thirty-six (36) months from the date of Closing and a claim with respect to Section 3.3 and 3.11 may be made at any time prior to the expiration of the applicable statute of limitations. If the Closing occurs, Seller will have no liability (for indemnification under Section 10.2) or otherwise with respect to any matter covered by Section 10.2(c) unless on or before the date thirty-six
(36) months after the Closing Date Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before twenty-four (24) months from the date of Closing Seller notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller provided, however, that a claim by Seller under Section 4.6 may be made at any time prior to the expiration of the applicable statute of limitations.

            10.5  LIMITATIONS ON AMOUNT--SELLER

                  Seller  will  have  no  liability  (for   indemnification   or
otherwise)  with  respect to the matters  described  in Section 10.2 (other than
Section  10.2(e))  until the total of all Damages  with  respect to such matters exceeds Five Hundred Thousand Dollars ($500,000). Furthermore, Seller's aggregate liability hereunder shall no event exceed Fifteen Million Dollars ($15,000,000). Seller may satisfy any indemnification obligation by surrendering the Securities valued at the Fair Market Value.

            10.6  LIMITATIONS ON AMOUNT--BUYER

                  Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in Section 10.3 until the total of all Damages with respect to such matters exceeds Five Hundred Thousand Dollars ($500,000), provided this limitation shall not apply for failure to deliver the Securities.

            10.7  PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS

                  (a)   Promptly  after  receipt by an  indemnified  party under
Section 10.2 or 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

                  (b) If any Proceeding referred to in Section 10.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within twenty days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

            10.8  PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

                  A claim may be asserted by notice to the party from whom indemnification is sought.

            10.9  INSURANCE PROCEEDS

                  The rights of Indemnified Persons to indemnification and payment under Sections 10.2 and 10.3 and the amount of any Damages incurred by Indemnified Persons shall be reduced by the net amount any Indemnified Person recovers (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other third party liable for such Damages.

            10.10 EXCLUSIVE REMEDY

                  The exclusive remedy available to a party hereto in respect of the matters covered by Section 10.2 or 10.3 hereof shall be to proceed in the manner and subject to the limitations contained in this Article 10.

      11.   GENERAL PROVISIONS

            11.1  EXPENSES

                  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. The Company shall pay the attorneys' fees and expenses of counsel for Seller and the Company relating to the preparation, execution, and (except as otherwise expressly provided herein) performance of this Agreement. Buyer shall pay all expenses incurred by Seller or the Company in connection with the effort to satisfy the condition set forth in Section 7.7. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

            11.2  PUBLIC ANNOUNCEMENTS

                  Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Seller agree, provided, however, that Buyer may make disclosures of this Agreement and the contemplated transactions in any filing required by Legal Requirements or in any financing transaction in connection herewith. Unless consented to by Buyer in advance, prior to the Closing Seller shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

            11.3  CONFIDENTIALITY

                  Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

                  If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

            11.4  NOTICES

                  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

            SELLER:           THOMAS TERRY, JR.
                              c/o Lewis Tree Service, Inc.
                              225 Ballantyne Road
                              Rochester, NY  14623
                              Facsimile No.:  (716) 235-5864

            With a copy to:   HARRIS BEACH & WILCOX, LLP
                              130 East Main Street
                              Rochester, NY 14604
                              Attention: Gunther K. Buerman, Esq.
                              Facsimile No.:  (716) 232-6925

            BUYER:            AQUAGENIX, INC.
                              6500 Northwest 15th Avenue
                              Fort Lauderdale, FL 33309
                              Attention:  ANDREW P. CHESLER, CHAIRMAN
                              Facsimile No.: (954) 967-7700

            With a copy to:   ATLAS, PEARLMAN, TROP & BORKSON, P.A.
                              200 East Las Olas Boulevard
                              Suite 1900
                              Fort Lauderdale, FL 33301
                              Attention: JOEL D. MAYERSOHN, ESQ.
                              Facsimile No.: (954) 766-7800

            11.5  FURTHER ASSURANCES

                  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

            11.6  WAIVER

                  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

            11.7  ENTIRE AGREEMENT AND MODIFICATION

                  This Agreement and the Escrow Agreement supersede all prior agreements between the parties with respect to their subject matter (including the Letter of Intent between Buyer and Seller dated October 23, 1997 and constitute (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to such subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

            11.8  DISCLOSURE LETTER

                  (a) The disclosures in the Disclosure Letter, and those in any Supplement thereto, must identify the Section(s) of the Agreement to which they expressly relate and shall apply to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement, except to the extent that the relevance to such other representation or warranty is manifest on the face of the Disclosure Letter or Supplement.

                  (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

            11.9  ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

                  Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

            11.10 SEVERABILITY

                  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

            11.11 SECTION HEADINGS, CONSTRUCTION

                  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

            11.12 TIME OF ESSENCE

                  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

            11.13 GOVERNING LAW

                  This Agreement will be governed by the laws of the State of Florida without regard to conflicts of laws principles.

            11.14 COUNTERPARTS

                  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

            IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                    BUYER:

                                    AQUAGENIX, INC.



                                   By: /s/ Andrew P. Chesler
                                   ---------------------------------------------
                                   ANDREW P. CHESLER, Chairman



                                   SELLER:


                                   /s/ Thomas Terry, Jr.
                                   ---------------------------------------------
                                   THOMAS TERRY, JR.